As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VITAMIN SHOPPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 91st Street North Bergen, New Jersey	07047
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2006 Stock Option Plan of VS Parent, Inc.

Vitamin Shoppe 2009 Equity Incentive Plan

(Full title of the plan)

James M. Sander, Esq.

Vitamin Shoppe, Inc.

Vice President, General Counsel and Secretary

2101 91st Street

North Bergen, New Jersey 07047

Telephone: (201) 868-5959

(Name and address of agent for service)

Copy to:

Chrisian O. Nagler, Esq.

Kirkland & Ellis LLP

New York, NY 10022

Tel: (212) 446-4800

Fax: (212) 446-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,741,012(3)	$11.34	$42,423,076.08	$2,367.21
Common Stock, par value $0.01 per share	66,850(4)	$18.20	$ 1,216,617.00	$ 67.89
Common Stock, par value $0.01 per share	1,305,259(5)	$18.20	$23,755,713.80	$1,325.57
Common Stock, par value $0.01 per share	90,557(6)	$15.11	$ 1,368,316.27	$ 76.35
Total	5,203,678 shares		$68,763,723.15	$3,837.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	With respect to the 3,741,012 shares of common stock issuable upon the exercise of stock options that are currently outstanding under the Amended and Restated 2006 Stock Option Plan of VS Parent, Inc. (the “2006 Plan”), the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on exercise prices of $11.34 for the options outstanding under the 2006 Plan. With respect to the 1,395,816 shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the Vitamin Shoppe 2009 Equity Incentive Plan (the “2009 Plan”) and the 66,850 shares of common stock that are currently authorized for issuance upon exercise of awards that have not been granted under the 2006 Plan, the proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on the New York Stock Exchange on October 30, 2009 solely for the purpose of calculating the registration fee.

(3)	Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the 2006 Plan.

(4)	Represents shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2006 Plan.

(5)	Represents shares of common stock issuable upon the exercise of stock options that have not yet been granted under the 2009 Plan.

(6)	Represents shares of restricted stock granted under the 2009 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Vitamin Shoppe, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Prospectus, dated October 27, 2009 and filed on October 29, 2009 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-160756).

(b) The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on July 23, 2009 (Registration No. 333-160756), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 27, 2009 (Relating to Registration No. 333-160756).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Certain partners of Kirkland & Ellis LLP collectively indirectly hold less than 1% of the common stock of Vitamin Shoppe, Inc.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The amended and restated certificate of incorporation of the Company provides for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of the Company provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

The amended and restated by-laws of the Company provides for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the Delaware General Corporation Law.

The Company intends to enter into indemnification agreements with its directors and officers to indemnify them against liabilities which may arise by reason of the directors’ status or service as a director. The Company also intends to maintain director and officer liability insurance, if available on reasonable terms.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Bergen, State of New Jersey, on November 9, 2009.

VITAMIN SHOPPE, INC.

By:	/s/ Richard L. Markee
Richard L. Markee
Chief Executive Officer, Chairman and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and indicated on November 9, 2009.

Signature	Title

/s/ Richard L. Markee Richard L. Markee	Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/s/ Michael G. Archbold Michael G. Archbold	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ Cosmo La Forgia Cosmo La Forgia	Vice President, Finance (Principal Accounting Officer)

/s/ B. Michael Becker B. Michael Becker	Director

/s/ Catherine Buggeln Catherine Buggeln	Director

/s/ John H. Edmondson John H. Edmondson	Director

/s/ David H. Edwab David H. Edwab	Director

/s/ John D. Howard John D. Howard	Director

/s/ Douglas R. Korn Douglas R. Korn	Director

/s/ Richard L. Perkal Richard L. Perkal	Director

/s/ Beth M. Pritchard Beth M. Pritchard	Director

/s/ Katherine Savitt-Lennon Katherine Savitt-Lennon	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

*	Filed herewith.